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                                                                     EXHIBIT 3.1



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          FIRST AVIATION SERVICES INC.


                  The undersigned, John Marsalisi, hereby certifies that:

                  1. He is the duly elected, qualified and acting Vice President of First Aviation Services Inc. (the "Corporation").

                  2. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 6, 1995.

                  3. An amendment to the Corporation's Certificate of Incorporation was filed with the Secretary of State of Delaware on March 24, 1995, and a Certificate of Designation of Series A Cumulative Preferred Stock of the Corporation was filed with the Secretary of State of Delaware on May 23, 1995.

                  4. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, and having been duly adopted in accordance therewith, this Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of this Corporation, as it may have heretofore been amended or supplemented.

                  5. The text of the Certificate of Incorporation of the Corporation, as it may have heretofore been amended or supplemented, is hereby further amended and restated to read in its entirety as follows:


                                   ARTICLE I.
                                      NAME

                  The name of the corporation is First Aviation Services Inc.


                                   ARTICLE II.
                           REGISTERED AGENT AND OFFICE

                  The name and address of the registered office of the Corporation in the State of Delaware is:

                  Corporation Service Company
                  1013 Centre Road
                  Wilmington, New Castle County, Delaware 19805


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                                  ARTICLE III.
                                    PURPOSES

                  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV.
                                  CAPITAL STOCK

                  The total number of shares of capital stock which the Corporation shall have the authority to issue is 30,000,000, of which (i) 25,000,000 shares shall be Common Stock, par value $0.001 per share (the "Common Stock"), and (ii) 5,000,000 shares shall be Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The Board of Directors of the Corporation shall have the full authority permitted by law to fix by resolution full, limited, multiple, fractional or non-voting rights, and such designations, preferences, limitations or restrictions thereof of any series that may be desired in respect of the Preferred Stock.

                  The following is a statement of the designations, preferences, voting powers, qualification, special or relative rights and privileges in respect of the authorized capital stock of the Corporation.

                                 A. COMMON STOCK

                  SECTION 1. VOTING. Holders of record of shares of Common Stock shall be entitled to one vote for each share of such stock upon all questions presented to stockholders of the Corporation.

                  SECTION 2. DIVIDENDS. Subject to provisions of law and this Certificate of Incorporation, the holders of Common Stock shall be entitled to receive any dividends or distributions out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion.

                  SECTION 3. LIQUIDATION. The rights of holders of Common Stock shall be subject to the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Preferred Stock shall be entitled, before any distribution or payment is made to the holders of any Common Stock, to be paid in full the redemption price in effect at the time of such distribution or payment date,



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together with accrued dividends to such distribution or payment date whether or not earned or declared.

                  If such payment shall have been made in full to all holders of Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of Common Stock according to their respective numbers of shares. For the purposes of this Section A.3 or Article IV, the consolidation or merger of the Corporation with any other entity (except a merger of a subsidiary into the Corporation) shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                  SECTION 4. NOTICES. In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation shall at the same time provide a copy of any such notice, report or statement to each holder of outstanding Common Stock.

                               B. PREFERRED STOCK

                  1. DESIGNATIONS. The initial series of Preferred Stock shall be designated "Series A Preferred Stock."

                  2. NUMBER OF SHARES. The number of shares constituting the Series A Preferred Stock shall be 60,000.

                  3. SALE PRICE. The term "Sale Price" shall mean $50 per share.

                  4. DIVIDENDS. The holders of the Series A Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, at the rate of $4.00 per share per annum, payable in preference to all other shareholders. Such dividends shall be cumulative, and no dividend shall be paid on the shares of any other class unless the current dividend, and all arrears of dividends, if any, on the shares of the Series A Preferred Stock shall have been paid, or provision shall have been made for the payment thereof. The holders of shares of Series A Preferred Stock shall at no time have any other right to further dividends of any kind.

                  Until such time as the subordinated debt of National Airmotive Corporation, a California corporation ("NAC"), and its successors under that certain initial Loan and Security Agreement between NAC and its successors and Canpartners Investments III, L.P. (the "Subordinated Debt") has been repaid in full, all dividends on the Series A Preferred Stock shall be paid in additional shares of Series A Preferred Stock (based on the Sale Price). After the Subordinated Debt has been paid in full, the Board of Directors may elect, subject to other contractual restrictions, to pay such dividends in cash in lieu of additional shares.



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                  Dividends shall not accrue when NAC or its successors is in default for nonpayment of interest or principal on the Subordinated Debt, and the dividend accruing to a holder of Series A Preferred Stock will be reduced, pro rata, for the fraction of the year for which such default exists.

                  5. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (referred to herein as a "Liquidation"), the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock, the Liquidation Preference (as defined) per share before any payment shall be made or any assets distributed to the holders of the Common Stock. If upon such Liquidation, the assets thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment in full of the Liquidation Preference, the entire assets of the Corporation to be distributed shall be distributed ratably among the holders of the Series A Preferred Stock. Following the completion of the distribution of the Liquidation Preference to be paid to the holders of the Series A Preferred Stock, any remaining assets shall be distributed to the holders of the Common Stock of the Corporation; provided, however, if no shares of Common Stock are outstanding at the time of such distribution, the holders of the Series A Preferred Stock shall be entitled to receive, ratably all the assets of the Corporation remaining after the payment of Liquidation Preference of the Series A Preferred Stock set forth herein. The term "Liquidation Preference" means $10 if the Liquidation occurs on or before May 31, 1996, $20 if the Liquidation occurs after May 31, 1996 but on or before May 31, 1997, $30 if the Liquidation occurs after May 31, 1997 but on or before May 31, 1998, $40 if the Liquidation occurs after May 31, 1998 but on or before May 31, 1999, and $50 if the Liquidation occurs after May 31, 1999, plus, in each case, an amount equal to any then declared but unpaid dividends on the Series A Preferred Stock.

                  6. OPTIONAL REDEMPTION BY THE CORPORATION. At any time the Corporation may, at the option of the Board of Directors, redeem all or part of the outstanding shares of the Series A Preferred Stock at the Sale Price plus all accrued and all declared but unpaid dividends on the shares of Series A Preferred Stock (the "Redemption Price"). The redemption procedure shall be as set forth in this Section B.6. The Corporation may initiate redemption of the Series A Preferred Stock by mailing written notice (the "Redemption Notice"), postage prepaid, to the holders of the Series A Preferred Stock at least 30 days but no more than 60 days prior to the date fixed by the Corporation for redemption which shall be the first business day of a calendar month (the "Redemption Date"). The Redemption Notice shall be addressed to each such shareholder at the address of such holder appearing on the books of the




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Corporation or given by such holder to the Corporation for the purpose of notice, or if no such address appears or is so given, at the place where the principal office of the Corporation is located. The Redemption Notice shall state the Redemption Date, the Redemption Price, the number of shares of Series A Preferred Stock of such holders to be redeemed, and shall call upon such holder to surrender to the Corporation on the Redemption Date at the place designated in the Redemption Notice such holder's redeemed stock. On or before the Redemption Date, each holder of shares of Series A Preferred Stock called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in the Redemption Notice and shall thereupon be entitled to receive payment of the redemption price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, then the Corporation shall redeem a pro rata portion from each holder of Series A Preferred Stock according to the respective number of shares of Series A Preferred Stock held by such holder.

                  7. VOTING RIGHTS. Except as required by law, the holders of Series A Preferred Stock shall not be entitled to vote on matters presented to the holders of Common Stock.


                                   ARTICLE V.
                                    DIRECTORS

                  SECTION 1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided herein or required by law.

                  SECTION 2. ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                  SECTION 3. TERMS OF DIRECTORS. The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Preferred Stock of the Corporation, shall be classified, with respect to the term for which they severally hold office, into three classes. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1997, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1998, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999. At each annual meeting of stockholders, the successor or successors of the class of Directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders




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held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

                  Notwithstanding the foregoing, whenever, pursuant to the provision of Article IV of this Certificate of Incorporation, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any certificate of designations applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Section 3.

                  During any period when the holders of any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of Article IV hereof, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and (ii) each such additional Director shall serve until such Director's successor shall have been duly elected or qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

                  SECTION 4. VACANCIES. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in




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accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected or qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect Directors when the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

                  SECTION 5. REMOVAL. Subject to the rights, if any, of any series of Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only with cause. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal shall be sent to the Director whose removal will be considered at the meeting.


                                   ARTICLE VI.
                             LIMITATION OF LIABILITY

                  To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. The liability of a Director of the Corporation to the Corporation or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply. The Corporation shall, to the fullest extent permitted by law, indemnify its Directors against any liabilities, losses or related expenses which they may incur by reason of serving or having served as Directors of the Corporation. The Corporation may, to the fullest extent permitted by law, indemnify its officers against any liabilities, losses or related expenses which they may incur by reason of serving or having served as officers of the Corporation, or serving or having served at the request of the Corporation as Directors, officers, trustees, partners, employees or agents of any entity in which the Corporation has an interest. The Corporation is authorized to provide by Bylaw, agreement or otherwise for indemnification of Directors, officers, employees and agents in excess of the indemnification otherwise permitted




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by applicable law. Any repeal or modification of this Article VI shall not result in any liability of a Director, or any change or reduction in the indemnification to which a Director, officer, employee or agent would otherwise be entitled, with respect to any action or omission occurring prior to such repeal or modification.


                                  ARTICLE VII.
                               AMENDMENT OF BYLAWS

                  Except as otherwise provided by law, the Bylaws of the Corporation may be amended or repealed by the Board of Directors.


                                  ARTICLE VIII.
                        STOCKHOLDERS MEETING REQUIREMENT

                  Any election or other action by stockholders of this Corporation must be effected at an annual or special meeting of stockholders and may not be effected by written consent without a meeting.


                                   ARTICLE IX.
                            CALL OF SPECIAL MEETINGS

                  Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors. Such special meetings may not be called by any other person or persons or in any other manner.

                  6. The foregoing Restated Certificate of Incorporation has been approved by the Corporation's Board of Directors by written consent in accordance with Section 141(f) of the General Corporation Law of the State of Delaware.

                  7. The foregoing Restated Certificate of Incorporation has been approved by the stockholders of the Corporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice thereof has been given as provided in such Section 228.




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                  IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed in the name of the Corporation and on its behalf by John A. Marsalisi, its Secretary, this ___ day of December, 1996.


                                       By:
                                          -------------------------------



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